EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended and restated and MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended and restated of our reports dated August 26, 2011, with respect to the consolidated financial statements and schedule of MIPS Technologies, Inc. and the effectiveness of internal control over financial reporting of MIPS Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2011, filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP

San Jose, California
May 8, 2012